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                                                                   EXHIBIT 10.55


                        PAY TO STAY SEVERANCE AGREEMENT


     This Agreement is made by and between Aastrom Biosciences, Inc., a Michigan Corporation ("Employer") and R. Douglas Armstrong ("Employee"), with respect to the existing Employment Agreement pursuant to which Employer has employed Employee.

                                    RECITALS

     A.  Employer currently employs Employee as President and CEO.

     B. Employer is experiencing difficult financing circumstances, such that the job security for Employee with Employer is not favorable. However, Employer needs to retain the employment services of Employee to enable Employer to try to implement its business plan during these difficult circumstances.

     C. This Agreement is being entered into to provide Employee with sufficient incentives and encouragements for Employee to remain with Employer, notwithstanding the possibility of the occurrence in the future of (i) a Change in Control (as defined below) event for Employer, or (ii) a liquidation of Employer.

     D. As used in this Agreement, the following terms shall have the following meanings:

     "Cause" means the occurrence of any of the following events, as determined
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by the Board of Directors of Employer, in good faith:

          (i) Employee's theft, material act of dishonesty or fraud, or intentional falsification of any records of Employer;

          (ii) Employee's improper use or disclosure of confidential or proprietary information of Employer;

          (iii) Employee's gross negligence or willful misconduct in the performance of Employee's assigned duties (but not mere unsatisfactory performance);

          (iv) Employee's conviction (including any plea of guilty or nolo contendre) of a crime of moral turpitude causing material harm to the reputation or standing of Employer or which materially impairs Employee's ability to perform his duties for Employer.

     "Change in Control" shall mean the occurrence of any of the following
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events:

          (i)   All or substantially all of the assets of Employer are sold;

          (ii) Employer is acquired by another company, by merger or by acquisition of the stock of the Company, after which the previous shareholders of Employer own less than 50% of all of the voting stock of the surviving entity.

WHEREFORE, the parties mutually agree as follow:

     1.   Severance Pay.
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          (a) On the condition that Employee continues to remain employed by
Employer for so long as Employer reasonably needs the employment services of Employee, or up through April 30, 2000, whichever occurs sooner, then upon a termination of Employee's employment (for reasons other than
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Cause), Employer shall pay to Employee a lump sum severance payment equal to twelve (12) times Employee's regular monthly base salary plus accrued vacation, less applicable and customary payroll deductions.

          (b) During such employment, Employer shall continue to pay Employee at Employee's existing salary level; and any reduction or cessation in said salary payment shall constitute a termination of employment without Cause which entitles Employee to the severance pay.

          (c) If Employee is still employed by the Employer as of April 30, 2000, then Employee will be entitled to the pay to stay severance payment even if Employee voluntarily terminates employment thereafter.

          (d) Employee and Employer acknowledge the continued existence of the Executive Retention and Severance Agreement dated February 2, 1999 which addresses any "change in control" situation.

          (e) Employer retains and reserves the right to terminate the employment of Employee at any time, with or without Cause. Upon a termination without Cause, the severance pay specified in Section 1(a) above shall become payable. For avoidance of doubt, said severance payment shall not be owed if Employee's termination is for Cause, or if Employee voluntarily terminates employment prior to April 30, 2000 for reasons other than a reduction in Employee's salary.

          (f) No director, officer or shareholder of Employer shall have any personal liability for the payment of any severance to Employee.

     2.   Incentive Sale Bonus.
          --------------------

          (a) In the event Employer ultimately sells its assets, or participates in a merger or acquisition transaction, then Employee shall be entitled to participate in an incentive sale Bonus Pool as described below.

          (b) The Bonus Pool shall be funded by a portion of the net proceeds realized by Employer from said sale of assets, merger or acquisition transaction, after all liabilities of Employer are satisfied. Said net proceeds may consist of cash, stock or other consideration when and as paid by the acquirer.

          (c) The Bonus Pool shall be funded in increments consisting of 30% of the first million of net proceeds, 25% of the second million of net proceeds, 15% of the third million of net proceeds, and 10% of all additional net proceeds up to an aggregate of $25 million net proceeds.

          (d) Employee shall be entitled to a 50.0% share of the Bonus Pool, excepting certain circumstances involving additional employees being included in the Bonus Pool, in which case the employee's percent share of the Bonus Pool may be reduced on a pro rata basis with other Bonus Pool participants by up to 1.00%.

          (e) In the event that Employee voluntarily terminates employment with Employer prior to the substantial completion of the transaction for Employer's sale of assets or merger or acquisition, then Employee shall not be entitled to any share of the Bonus Pool, Alternatively, if Employer decides to terminate
                           -
Employee for reasons other than "Cause," then Employee shall still be entitled to receive Employee's designated share of the Bonus Pool when it becomes payable to all other Bonus Pool members.

     3.   Accelerated Vesting of Stock Options.  The parties acknowledge and
          ------------------------------------
agree that for all unvested stock options granted by Employer to Employee, and for all stock subject to Employer's buy-back right, there shall be accelerated and immediately vesting upon Employer terminating employment of Employee without Cause, or upon a termination of employment pursuant to Section 1(a) or (b).

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     4.   Exclusive Remedy.  The parties acknowledge and agree that the
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severance payment specified in Section 1 hereof constitutes Employee's sole and exclusive remedy for any alleged injury or other damages arising out of a termination of his employment under circumstances described in Section 1 hereof. Accordingly, as a condition to receipt of said severance payment, Employee shall sign a customary and reasonable release form, pursuant to which Employee acknowledges and agrees that he has no claims against Employer or any director, officer, shareholder or agent of Employer, or any successor in interest to Employer, with respect to any employment matters or termination of employment (excepting only for accrued salary, accrued vacation leave and reimbursement of customary business expenses incurred on behalf of the Company, all in the ordinary course of business, or any incentive sale bonus to which Employee may be entitled, if any).

     5.   No Duplication.  To the extent that Employee is entitled to receive
          --------------
severance pay for a "Change of Control" and/or for this "pay to stay" arrangement, and/or for any other reason, the severance payments shall not be cumulative, but rather Employee shall be entitled to receive whichever one is the highest amount specified in any agreement or policy applicable to Employee, but not more than one single severance pay amount.

     6.   General.
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          (a) Prior Understandings.  This Agreement supersedes and replaces all
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prior agreements and understandings with respect to severance payments upon termination of Employee's employment with Employer.

          (b) Successors.  This Agreement shall bind and inure to the benefit of
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the parties' successors, assigns, heirs and legal representatives.

          (c) Amendments.  This Agreement may be modified, amended or superseded
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only by a written document signed by both parties.

          (d) Tax Withholding.  The severance payment to be made pursuant to
              ---------------
this Agreement will be subject to customary withholding of applicable income and employment taxes.

          (e) No Personal Liability.  No director, officer or shareholder of
              ---------------------
Employer shall have any personal liability for the payment of any severance to Employee.

          (f) Consultation.  Employee acknowledges that this Agreement confers
              ------------
significant legal rights on Employee, and also involves Employee waiving other potential rights he might have under other agreements and laws. Employee acknowledges that Employer has encouraged Employee to consult with Employee's own legal, tax, and financial advisers before signing the Agreement; and that Employee has had adequate time to do so before signing this Agreement.

          (g) Counterparts.  This Agreement may be executed in counterparts, and
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each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of ___________________, 1999.

                                          EMPLOYER

                                          AASTROM BIOSCIENCES, INC.,
                                          a Michigan Corporation

                                          By:________________________________
                                          Its:_______________________________


                                          EMPLOYEE

                                          ___________________________________
                                          R. Douglas Armstrong

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